EXHIBIT 15

February 22, 2005

To the Board of Directors and Shareholders
of Sysco Corporation:

We are aware of the incorporation by reference in the Registration Statement (Form S-8) of Sysco Corporation for the registration of 23,500,000 shares of its common stock of our reports dated November 10, 2004 and February 10, 2005 relating to the unaudited condensed consolidated interim financial statements of Sysco Corporation that are included in its Forms 10-Q for the quarters ended October 2, 2004 and January 1, 2005.

/s/ Ernst & Young LLP

Houston, Texas
February 22, 2005